Exhibit 24

INDEPENDENT AUDITORS' CONSENT


Board of Directors and Shareholders
Old America Stores, Inc.
Howe, Texas

We consent to the incorporation by reference in Registration Statement Nos. 33-68878 and 33-68880 on Form S-8 of Old America Stores, Inc. of our report dated April 15, 1997, appearing in this Annual Report in Form 10-K of Old America Stores, Inc. for the year ended January 31, 1997.


Deloitte & Touche LLP
Dallas. Texas
May 9, 1997